UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 001-15495

                           CHARTER ONE FINANCIAL, INC.
             (Exact name of registrant as specified in its charter)


                              1215 SUPERIOR AVENUE
                              CLEVELAND, OHIO 44114
                                 (216) 566-5300
 (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                          COMMON STOCK, $0.01 PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [X]                  Rule 12h-3(b)(1)(i)      [X]
Rule 12g-4(a)(1)(ii)       [ ]                  Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(2)(i)        [ ]                  Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(ii)       [ ]                  Rule 12h-3(b)(2)(ii)     [ ]
                                                Rule 15d-6               [ ]

       Approximate number of holders of record as of the certification or notice date: 1


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     Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,
Charter One Financial, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: August 31, 2004
                                        CHARTER ONE FINANCIAL, INC.


                                        By: /s/ Robert J. Vana
                                            --------------------------
                                            Name:  Robert J. Vana
                                            Title: Senior Vice President,
                                                   Chief Corporate Counsel and
                                                   Corporate Secretary